Exhibit 10


                            BINGHAM, DANA & GOULD LLP
                               150 FEDERAL STREET
                        BOSTON, MASSACHUSETTS 02110-1726


                                November 15, 1996


Variable Annuity Portfolios
6 St. James Avenue
Boston, Massachusetts  02116

Ladies and Gentlemen:

     We have acted as counsel to Variable Annuity Portfolios, a Massachusetts business trust (the "Trust"), in connection with the preparation and filing of the Trust's initial Registration Statement on Form N-1A and Pre-Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission (the "Commission") on October 30, 1996 and November 15, 1996, respectively (as amended, the "Registration Statement"), with respect to an indefinite number of Shares of Beneficial Interest ($0.00001 par value) (the "Shares") of the separate series of the Trust designated as CitiSelectSM VIP Folio 200, CitiSelectSM VIP Folio 300, CitiSelectSM VIP Folio 400, CitiSelectSM VIP Folio 500 and Landmark Small Cap Equity VIP Fund (collectively, the "Funds").

     In connection with this opinion, we have examined the following described documents:

     (a) the Registration Statement;

     (b) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

     (c) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State; and

     (d) a Certificate executed by Linda T. Gibson, Secretary of the Trust,

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certifying as to, and attaching copies of, the Trust's By-Laws and certain votes of the Trustees of the Trust authorizing the issuance of the Shares.

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the laws of the Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which we express no opinion) as applied by courts in such Commonwealth to the extent such laws may apply to or govern the matters covered by this opinion.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Registration Statement and the Trust's Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Funds may under certain circumstances be held personally liable for the Trust's obligations.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     Bingham, Dana & Gould LLP

                                                     BINGHAM, DANA & GOULD LLP